UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2011

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota		55402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (612) 851-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Planned Retirement of Chief Executive Officer.  As part of a transition plan under consideration for some time, and as announced by the Corporation on February 17, 2011, Mr. William L. Mansfield will resign as our Chief Executive Officer on June 1, 2011, but will continue to serve as Chairman of our Board of Directors.  Mr. Mansfield has been Chairman since August 2007, Chief Executive Officer since February 2005 and served as President from February 2005 through February 2008.

Agreement with Retiring Chief Executive Officer.  On April 13, 2011, we entered into a Transition Agreement and Release (“Agreement”) with Mr. Mansfield in connection with his retirement and continuing service as Chairman of our Board of Directors.

Under the Agreement, Mr. Mansfield will retire as (1) an officer of the Corporation, effective June 1, 2011 (the “Transition Date”), (2) an employee of the Corporation, effective October 31, 2011 (the “Retirement Date”) and (3) Chairman of the Board of Directors of the Corporation, effective upon the earlier of the Board’s election of a new Chair or such other date as is mutually agreed by Mr. Mansfield and the Board.

Through his Retirement Date, Mr. Mansfield will continue to be employed by the Corporation and receive his current base salary of $950,000, with a reduction in his expected working hours after the Transition Date in order not to exceed the guidelines to qualify under Treas. Reg. §1.409A-1(h)(1)(ii).  As of the Transition Date, he will no longer be an executive officer of the Corporation.  Mr. Mansfield’s reduced responsibilities after the Transition Date will allow him to receive a distribution of his unfunded supplemental retirement plan (“SERP”) balance in December 2011, in accordance with the terms of his SERP.

Mr. Mansfield will be eligible to receive an annual cash bonus under the Corporation’s Key Employee Annual Bonus Plan (“Key Employee Plan”) for fiscal 2011, with his target equal to 110% of base salary earnings.  His actual payout will range from 0 – 200% of the target level, depending on achievement of fiscal 2011 corporate performance measures for growth in net income, net sales and pre-tax return on capital.  Mr. Mansfield will also be eligible to receive a cash award in lieu of restricted stock and restricted stock units that would be earned by him for fiscal 2011, with a target level for this payment to be equal to $1,800,000 (one-half of his Long-Term Incentive Target Value under the Key Employee Plan).  The actual cash value of the restricted awards payable to Mr. Mansfield will range from 0 – 125% of the target level, depending on the achievement of the same performance goals applicable to his annual cash bonus.  The other half of his fiscal 2011 Long Term Incentive Target Value is payable in the form of stock options, but Mr. Mansfield will not be eligible to receive any stock option grants for fiscal 2011. Effective upon his Retirement Date, and under the terms of the Corporation’s 1991 Stock Option Plan, 2009 Omnibus Equity Plan and the Agreement, Mr. Mansfield will become 100% vested in all outstanding stock option and restricted stock awards.

Mr. Mansfield’s eligibility for the Corporation’s medical, dental and life insurance will terminate on his Retirement Date, but he will be eligible to continue medical coverage after the Retirement Date for his lifetime and his spouse’s lifetime according to the terms and conditions of the Corporation’s Officer Retiree Medical Plan.

The Corporation has entered into agreements with certain key employees, including Mr. Mansfield, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation.  This agreement will terminate for Mr. Mansfield upon the Transition Date.

In connection with the Agreement, Mr. Mansfield has agreed not to compete with the Corporation or solicit any of the Corporation’s employees for three years following his resignation as a director of Valspar, to maintain the confidentiality of information of the Corporation to which he had access during his employment and to provide a release of employment and other claims in favor of the Corporation.

The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by the terms and the conditions of the Agreement filed as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
	99.1	Transition Agreement and Release dated April 13, 2011 between William L. Mansfield and The Valspar Corporation

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: April 18, 2011	/s/ Rolf Engh
	Name: Title:	Rolf Engh Secretary

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Transition Agreement and Release dated April 13, 2011 between William L. Mansfield and The Valspar Corporation.

4